Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between the Executive and Taylor Morrison Inc. (the “Company”) to be effective as of January 1, 2013 subject to the terms and conditions herein.

1. Employee

Carl David Cone (the “Executive”)

2. Employer

The Company with its principal place of business and corporate office located in Scottsdale, Arizona.

3. Term of Employment

The Executive was first employed by the Company on October 15, 2012, remains in the employ of the Company and the Executive’s employment under this Agreement shall be deemed effective as of January 1, 2013 and continue unless the Executive is terminated pursuant to Section 12 of this Agreement.

4. Position and Duties

The Executive shall serve as Chief Financial Officer of the Company and of Taylor Morrison Home Corporation (“TMHC”) and is responsible for overseeing the management and operations for the Financial function for TMHC and its subsidiaries and the Executive shall continue to serve in such capacity under the terms of this Agreement. Additionally, the Executive will have the duties, responsibilities and authority assigned by the President and Chief Executive Officer and/or the Board of Directors of TMHC or any of its subsidiaries. The Executive currently reports to the President and Chief Executive Officer of the Company [but this reporting line may be varied from time to time by the Company]. The Executive shall carry out assigned duties in good faith and in the best interests of TMHC and the Company, consistent with the policies and business strategies of TMHC and the Company. The Executive agrees to faithfully perform at all times the duties assigned to the Executive to the best of the Executive’s ability, experience and talents and to devote to TMHC and the Company all of the Executive’s undivided working time, attention and efforts. During employment with the Company, the Executive agrees not to hold employment, ownership, directorship or any interest whatsoever in any competing business, entity or enterprise. The Executive’s duties include reasonable business travel, either as necessary to meet the job or as directed by TMHC or the Company.

5. Conditions of Employment

The Executive agrees to the terms and conditions contained in this Agreement, the Company’s employee handbook, and other Company policies as they may be changed by the Company in its sole discretion from time to time.

6. Salary

The Executive’s current base salary shall be $400,000 per annum, paid bi-weekly on regularly scheduled payroll dates. The Executive’s base salary shall be reviewed annually at the end of each calendar year and may be adjusted by the Company in accordance with the Company’s compensation policies, overall financial condition and other business factors.

7. Conflicts of Interest

The Executive agrees to avoid actual or potential conflicts of interest with the business of TMHC and its subsidiaries. In this regard, the Executive agrees (1) not to solicit, offer, or accept any gifts, gratuities, bribes, or other financial benefit in excess of $100.00 from actual or prospective customers, vendors, suppliers, or competitors; and (2) not to have, either directly or indirectly through the Executive’s family, financial interests in competing or supplying companies which could affect the Executive’s duties to the Company. When issues of potential conflict arise, the Executive agrees to immediately discuss them with the Company’s President and Chief Executive Officer.

8. Contributions

The Executive agrees not to offer or provide the contribution of labor, materials, or inventory for charity, civil, social, or community use or service, outside the normal course of day to day operating practices, without the prior written approval of the President and Chief Executive Officer.

9. Benefits

The Executive shall be eligible to participate in the following incentive compensation, retirement and benefits plans as such plans may exist from time to time and any replacements or variations thereof (collectively, the “Compensation and Benefits Plans”) which are offered to similarly situated executives:

9.1 The Company’s Annual Bonus Program;

9.2 The Company’s Long Term Incentive Plan;

9.3 The Company’s 401 (k) Retirement Plan; and

9.4 The Company’s Employees’ Welfare Benefit Plans.

Nothing in this Agreement shall obligate the Company to continue the Compensation and Benefit Plans, or to continue them in their current forms. The Company may terminate, modify or amend the Compensation and Benefit Plans at any time or from time to time in accordance with the terms and provisions of such plans and applicable law.

10. Business Expense Reimbursement

The Company shall reimburse the Executive for reasonable business-related expenses properly and reasonably incurred by the Executive in connection with the performance of the Executive’s duties, subject to such expenses being properly claimed and substantiated in accordance with the Company policies in force from time to time.

11. Vacation and Holidays

The Executive shall be entitled to paid vacation and paid holidays in accordance with the Company policies in force from time to time.

12. Termination of Employment

12.1	The Company may terminate the Executive’s employment by giving written notice of termination to the Executive at any time, with or without “Good Cause” (as defined below).

12.2	The Executive may voluntarily terminate employment at any time, with or without any reason, by giving 60 days written notice of termination to the Company.

12.3	If the Company terminates the Executive’s employment without Good Cause, subject to Section 12.6 and the Executive’s continued compliance with his obligations under this Agreement, including but not limited to the restrictions on his activities set forth in Sections 13-15, the Executive shall be entitled to the following payments and benefits:

a) An amount equal to the Executive’s current base salary at the time of termination as a “Severance Payment” to be paid in 26 equal installments, commencing on the first regular payroll date which occurs after the effective date of termination in accordance with the Company’s payroll schedule and occurring after the Executive’s “Separation Agreement and General Release” (as defined below) has become irrevocable.

b) In addition to the Severance Payment, the Company shall pay the applicable COBRA premiums for the Executive and his eligible dependents enrolled (if any) in any then existing Welfare Benefit Plans which are group health plans (the “COBRA Benefit”), commencing on the effective date of termination through the earlier of (i) one year from the date of termination or (ii) the date that the Executive becomes eligible for health insurance coverage under another group health insurance program. The Executive agrees to promptly notify the Company in writing if the Executive becomes eligible for health insurance coverage under another group health insurance program.

c) Notwithstanding the fact that the Executive may not be employed by the Company on the date that the Executive would otherwise be eligible to receive the Executive’s annual bonus under the Company’s Annual Bonus Program for the performance period(s) in which the date of termination occurred, the Executive shall be eligible to participate in the Annual Bonus Program for such performance period(s), and the Company shall calculate a bonus payout pursuant to the Annual Bonus Program plan matrix which will then be prorated based on the number of days that the Executive was employed by the Company in the applicable performance period(s). Any bonus payment described herein will be made to the Executive on the date that the Company pays other employees under the Annual Bonus Program.

In the event that the financial targets identified in the Executive’s Annual Bonus Program plan for the relevant period have not been formalized or are unable to be determined, the Executive’s pro-rated bonus shall be based on overall Annual Bonus Plan Attainment as a percent of the Executive’s Annual Bonus Opportunity will be calculated for each of the prior three completed or annualized partially completed performance periods the Executive was employed by the Company, then averaged to establish a Projected Annual Bonus Plan Attainment Percentage. If the Executive does not have three years of bonus history, the Projected Annual Bonus Plan Attainment Percentage will be equal to the Taylor Morrison NA Corporate bonus percentage attained for same three year period. The Executive’s current Annual Bonus Plan Opportunity will be multiplied by the Projected Annual Bonus Plan Attainment Percentage to calculate a bonus payout which will then be prorated based on the number of days that the Executive was employed by the Company in the applicable performance period.

d) Any unpaid salary for time worked and accrued vacation pay shall be paid promptly after the Executive’s termination of employment but no later than 30 days following the date of termination, or earlier as may be required by law.

12.4 If the Executive voluntarily resigns or is terminated by the Company for Good Cause the Executive shall not be entitled to the Severance Payment, COBRA Benefit or a bonus (prorated or otherwise) under the Annual Bonus Program and shall only be entitled to be paid any unpaid salary for time worked and accrued vacation pay through the date of termination. Such unpaid salary and accrued vacation, if any, shall be paid promptly after the Executive’s termination but no later than 30 days following the date of termination or earlier as may be required by law.

Notwithstanding the foregoing, in the event of a Change in Control, as hereinafter defined, combined with either (a) the Executive’s [organizational level,] scope of duties and responsibilities, [base salary or target bonus opportunity] being materially and adversely changed, or (b) the Executive’s primary office being moved more than 50 miles from their current assigned location, then the Executive may, provide written notice to the Company within 20 days of the occurrence of (a) or (b) of Executive’s intention to terminate this Agreement and provide further notice to the Company of termination of this Agreement if the Company fails to cure such event within 5 days of its receipt of the original notice from the Executive, in which case the Executive shall receive the Severance Payment specified in 12.3(a), the COBRA Benefit specified in 12.3(b), and the prorated bonus under the Annual Bonus Program specified in 12.3(c). “Change in Control” means a “Sale” of TMM Holdings Limited Partnership (as defined in the TMM Holdings Limited Partnership Agreement, as in effect from time to time).

12.5	Except as specifically set forth in this Agreement, nothing in this Agreement is intended to affect either the Company’s or the Executive’s rights and obligations under the Compensation and Benefit Plans (other than the Annual Bonus Program) in the event of the Executive’s termination of employment, and the terms and provisions of the Compensation and Benefit Plans shall control in the event of the Executive’s termination.

12.6	The payment of any Severance Payment specified in 12.3(a), the COBRA Benefit specified in 12.3(b), and the prorated bonus under the Annual Bonus Program specified in 12.3(c) to the Executive upon termination of the Executive’s employment, as applicable, shall be conditioned upon execution by the Executive and delivery to the Company within 60 days of the termination date, of an irrevocable general release (“Separation Agreement and General Release”), in such form as the Company may reasonably require, of any and all claims against the Company, TMHC, and each of their affiliates and subsidiaries (and their respective officers, directors and employees) arising out of or relating to the executive’s employment with the Company and/or the termination thereof.

12.7	The term “Good Cause” shall mean the occurrence of any of the following: (i) the Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, theft, misappropriation or embezzlement; (ii) any act or omission by the Executive involving malfeasance, negligence, or intentional failure in the performance of the Executive’s duties to the Company and, within five (5) days after written notice from the Company of any such act or omission, the Executive has not corrected such act or omission; or (iii) the Executive otherwise fails to comply with the terms of this Agreement or deviates from any written policies, directives of the Board of Directors of TMHC or its subsidiaries, employee handbook, or rules of conduct, including without limitation, the Company’s drug and alcohol and no harassment policies, as the Company may change such policies from time to time.

12.8	All payments made to the Executive under this Agreement and/or the Compensation and Benefit Plans are subject to applicable withholding as required by law.

12.9	The Executive agrees that the Company may offset any monies due or owing to the Company from the Executive against any payments due to the Executive under this Agreement or the Compensation and Benefit Plans, in each case, only to the extent permitted by applicable law.

12.10	In the event that the Executive breaches any of the provisions of this Agreement, the Executive agrees that the Company, without limiting any other rights or remedies that it may have under the law, may cease making any further payments of any type (Severance Payment, the COBRA Benefit or prorated bonus under the Annual Bonus Program) which may be due to be paid.

13. Proprietary and Confidential Information

The Executive acknowledges that in the course of Executive’s employment by the Company, the Executive has or will have access to and obtained or will obtain knowledge of trade secrets and/or confidential information relating to the Company’s business. Confidential information means information which is treated by the Company as confidential and which is of value to the

Company because it has not been made generally available to the public or to competitors of the Company (other than by fault of the Executive), and includes but is not limited to such information related to the Company’s methods of operation and sales, current and future development, expansion or contraction plans of the Company, information concerning personnel assignments and personnel matters, and any other information relating to the Company’s business that is treated by the Company as confidential, the Executive agrees that during employment with the Company and for a period of two (2) years following the termination of said employment, the Executive shall not, other than on behalf of the Company, divulge or make use of any confidential information of the Company directly, indirectly, personally, or on behalf of any other person, business, corporation or entity. This covenant is not intended to and does not limit in any way the Executive’s duties and obligations to the Company under statutory or case law not to disclose or make personal use of such information or any trade secret information of the Company. For purposes of this Section 13, “the Company” shall be deemed to include TMHC and its subsidiaries.

14. Non-Solicitation of the Customers and Suppliers

The Executive agrees that the Company’s relationships with its Customers and Suppliers are solely the assets and property of the Company, The Executive agrees that for a period of two (2) years following termination of the Executive’s employment with the Company for any reason, the Executive shall not directly or through others solicit or attempt to solicit any of the Company’s Customers and/or Suppliers for the purpose of providing products or services competitive to those offered by the Company. The terms Customer and Supplier shall also include prospective Customers and Suppliers of the Company. “Customers and Suppliers” does not include any of the companies listed on Exhibit A which is incorporated into this agreement. For purposes of this Section 14, “the Company” shall be deemed to include TMHC and its subsidiaries.

15. Non-Solicitation of the Company Employees

The Executive agrees that the Company has invested substantial time and effort in assembling and training its present staff of personnel. Accordingly, the Executive agrees that for a period of two (2) years from the date of termination, the Executive will not directly or indirectly induce or solicit or seek to induce or solicit on behalf of the Executive or other persons or entities, any of the Company’s employees to leave employment with the Company if said employee was employed by the Company during the last six (6) months of the Executive’s employment. For purposes of this Section 15, “the Company” shall be deemed to include TMHC and its subsidiaries.

16. Other Employment After Termination.

The Executive acknowledges and represents that the Executive has substantial experience and knowledge such that the Executive can readily obtain subsequent employment which does not violate this Agreement. The Executive also agrees that he shall notify any prospective future employer of the post-employment covenants contained in Section 13-15 of this Agreement and the Company may notify any future employer of the Executive or any prospective future employer of the Executive as to the existence and provisions of this Agreement and the Company’s intention to enforce its rights hereunder.

17. Notices

All notices and other communications given pursuant to the terms of this Agreement shall be in writing and shall be given by personal delivery or by recognized overnight courier or certified mail: (1) to the Executive at the Executive’s address as shown in the Company’s records; or (2) the Company at its principal office in the State of Arizona (or such other office as may be confirmed by the Company from time to time) to the attention of the Company’s President and Chief Executive Officer.

18. The Company Property

All equipment, computers, notebooks, documents, memoranda, reports, photographs, files, books, correspondence, employee or other lists, calendars, card files, Rolodexes, and all other written, electronic, and graphic records affecting or relating to the business of the Company and its employees, regardless of the medium in which such information is stored, shall be and remain the sole and exclusive property of the Company. The Executive agrees not to remove any things or documents from the Company premises at any time unless those things or documents are necessary to those duties which the Executive must perform outside of the Company premises. The Executive shall not participate in any way with either the sale or the removal from the Company -controlled premises of any materials, equipment, tools, labor, computer software, corporate forms, information, data, manuals or any other the Company property, without the prior written approval of the President and Chief Executive Officer. In the event of termination of employment with the Company for any reason, the Executive shall promptly deliver to the Company all equipment, computers, including laptop computers, notebooks, documents, memoranda, reports, photographs, files, books, correspondence, employee or other lists, calendars, card files, Rolodexes, and all other written, electronic, and graphic records relating to the Company’s business, which are or have been in the possession or under control of the Executive. The Executive shall not maintain any copy or other reproduction whatsoever of any of the items described in this section after the termination of such employment. For purposes of this Section 18, “the Company” shall be deemed to include TMHC and its subsidiaries.

19. Arbitration

The parties understand and agree that except as otherwise expressly provided in this Agreement, any claim of any nature whatsoever, including those arising out of or connected with the Executive’s employment with the Company, including but not limited to wrongful termination, breach of contract, defamation, and claims of discrimination (including age, disability, sex, religion, national origin, race, color, etc.), harassment or retaliation whether under federal, state or local laws, regulations, or the Executive Orders, common law, or in equity, shall be decided by submission to final and binding arbitration. The arbitrator shall be a retired or former state or federal court judge. The parties further agree that the performance of the Executive’s duties as contemplated by this employment agreement involves commerce. This arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall apply the law (including applicable filing limitations periods and exhaustion of administrative remedies) to the same extent and with same force and effect as would an Arizona court or a federal court sitting in Arizona. The arbitration shall be pursuant to rules and procedures hereafter adopted by the Company, and failing such adoption, the Federal Rules of Civil Procedure. Judgment shall be final upon the award rendered by the arbitrator and may be entered in any court having jurisdiction thereof. The parties further understand and agree that actions seeking temporary injunctions are hereby excluded from arbitration and, therefore, may be sought in a court of appropriate jurisdiction without resort to arbitration, even though resolution of the underlying claim must be submitted to arbitration.

Employee Signature:	ILLEGIBLE

20. Remedies

The Executive agrees that, should a breach of any portion of this Agreement be asserted by the Company, the Company shall be entitled to cease immediately any outstanding payments due to the Executive under this Agreement. Prior to ceasing any such payments, the Company will provide written notice to the Executive and allow the Executive five (5) calendar days from the date of such notice to cure the breach. The Executive also agrees that the Executive’s covenants contained in this Agreement are the essence of this Agreement; that each such covenant is reasonable and necessary to protect the business, interests and properties of the Company; and that irreparable loss and damage will be suffered by the Company should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, notwithstanding Section 19 of this Agreement, in addition to all the remedies provided at law or in equity, the Company shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The parties to this Agreement agree that all remedies available shall be cumulative and that the parties shall be entitled to collect separate damages for each covenant or restriction breached. The Executive acknowledges that should the Executive violate any of the covenants of this Agreement, it will be difficult to determine the resulting damages to the Company and that monetary damages would not be adequate in any event. In addition to any other remedies it may have, the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. The Executive shall indemnify the Company for all costs, expenses, liabilities, and damages, in connection with the Company’s response to any breach by the Executive of any provision of this Agreement. The Executive shall be liable to pay all costs, including without limitation, reasonable attorneys’ fees, which the Company may incur in enforcing, to any extent, the provisions of this Agreement, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Company in an action to enforce this Agreement. The Company may elect to seek one or more of these remedies at its sole discretion on a case-by-case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such an action by the Company shall not constitute a waiver of any of its rights.

21. Miscellaneous

21.1	In the event any portion of this Agreement is held to be invalid, void or unenforceable by an arbitrator or a final judgment of any court of competent jurisdiction, such portion of the Agreement shall be deemed severed and the remaining parts of this Agreement shall remain in full force and effect. The waiver by either party of any breach of any provision of the Agreement, or of the right to enforce any provision of the Agreement, shall not operate or be construed as a waiver of any subsequent breach or right of enforcement.

21.2	This Agreement shall be governed and construed in accordance with the laws of the State of Arizona, and the proper venue for any dispute hereunder shall be the state or federal court (as applicable) in the county of the Company’s principal office in the State of Arizona.

21.3	This Agreement contains the entire agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous agreements, understandings and representations, oral or written. No modification or amendment to this Agreement shall be valid unless the same is in writing and signed by both parties to this Agreement.

21.4	This Agreement shall be binding upon and inure to the benefit of the Executive and the Company and, as applicable, their respective legal representatives, heirs, successors and assigns.

22. Section 409A of the Code

22.1	For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

22.2	Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) the Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s separation from service or, if earlier, the Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

22.3

Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to

Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to the Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

22.4	Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1 (b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

This Agreement has been executed on the dates set forth below, effective as of January 1, 2013.

Date: January 7, 2013	THE EXECUTIVE:
[ILLEGIBLE]

Date: , 2013	THE COMPANY:
TAYLOR MORRISON, INC.
a Delaware corporation
	By:	/s/ Sheryl Palmer
	Name:	Sheryl Palmer
	Title:	President & Chief Executive Officer

Exhibit A

Companies not included in the definition of “Customers and/or Suppliers:”